Exhibit 99.20

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this joint announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this joint announcement.

This joint announcement appears for information purposes only and is not intended to and does not constitute, or form part of, any offer to purchase or subscribe for or an invitation to purchase or subscribe for securities of the Offeror or the Company or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities of the Offeror or the Company in any jurisdiction in contravention of applicable law or regulation.

This joint announcement is not for release, publication or distribution, in whole or in part, in, into or from any jurisdiction where to do so would constitute a violation of the applicable laws or regulations of such jurisdiction.

廣東東陽光藥業股份有限公司	宜昌東陽光長江藥業股份有限公司
SUNSHINE LAKE PHARMA CO., LTD.	YICHANG HEC CHANGJIANG PHARMACEUTICAL CO., LTD.
(a company incorporated in the People’s Republic of China with limited liability)	(a joint stock limited company incorporated in the People’s Republic of China with limited liability)
(Stock Code: 1558)

JOINT ANNOUNCEMENT

(1) PROPOSED CONDITIONAL PRIVATISATION OF YICHANG HEC CHANGJIANG PHARMACEUTICAL CO., LTD. BY SUNSHINE LAKE PHARMA CO., LTD. BY WAY OF MERGER BY ABSORPTION OF YICHANG HEC CHANGJIANG PHARMACEUTICAL CO., LTD.

(2) PROPOSED WITHDRAWAL OF LISTING AND

(3) DESPATCH OF COMPOSITE DOCUMENT

Financial Adviser to the Offeror

Financial Adviser to the Company

INTRODUCTION

Reference is made to (i) the announcement published by YiChang HEC ChangJiang Pharmaceutical Co., Ltd. (the ‘‘Company’’) pursuant to Rule  3.7 of the Takeovers Code on 8 March 2024; (ii) the announcement jointly published by Sunshine Lake Pharma Co., Ltd. (the ‘‘Offeror’’) and the Company on 10 May  2024 (the ‘‘Joint Announcement’’) in relation to the Merger; (iii) the announcement jointly published by the Offeror and the Company on 7 June 2024 in relation to the extension of time for despatch of the Composite Document; (iv) the announcements jointly published by the Offeror and the Company on 5 July 2024, 5 August 2024, 4 September 2024, 4 October 2024, 5 November 2024, 5 December 2024, 10 January 2025, 10 February 2025, 10 March 2025, 10 April 2025 and 9 May 2025 in relation to the monthly update on the Merger; (v) the announcements jointly published by the Offeror and the Company on 11 December 2024 and 9 June  2025 in relation to the fulfilment of Pre-Conditions (1) and (3) of the Merger respectively; (vi) the announcement jointly published by the Offeror and the Company on 18 June 2025 in relation to the partial fulfilment of Pre-Condition (2) and extension of the Long-stop Date; (vii) the joint announcement issued by the Offeror and the Company on 27 June 2025 regarding, amongst others, the fulfilment of all Pre-Conditions; and (viii) the composite document issued by the Offeror and the Company on 30 June 2025 regarding the Merger and the Listing (the ‘‘Composite Document’’). Unless the context requires otherwise, capitalised terms used herein shall have the same meanings as those defined in the Composite Document.

DESPATCH OF THE COMPOSITE DOCUMENT

The Composite Document, together with the notices of the EGM and the H Shareholders’ Class Meeting (each to be held on Monday, 21 July 2025) and the relevant forms of proxy, will be despatched to the Shareholders on Monday, 30 June 2025.

The Composite Document contains, among other things, further details about the Merger and the Listing, the expected timetable relating to the Merger and Listing, the letter from the Board, the recommendations of the Independent Board Committee, the letter of advice from the Independent Financial Adviser, the Valuation Report, the property valuation report from Asia-Pacific Consulting and Appraisal Limited, the Listing Document and the notices of the EGM and the H Shareholders’ Class Meeting.

RECOMMENDATIONS OF THE INDEPENDENT BOARD COMMITTEE AND THE INDEPENDENT FINANCIAL ADVISER

Pursuant to Rule 2.8 of the Takeovers Code, the Independent Board Committee is required to comprise all the non-executive Directors who have no direct or indirect interest in the Merger other than as Shareholders. Mr. TANG Xinfa, the non-executive Director of the Company, is a director of the Offeror and is presumed to be acting in concert with the Offeror by virtue of falling into class (2) of the definition of ‘‘acting in concert’’ in the Takeovers Code. Accordingly, Mr. TANG Xinfa is regarded as being interested in the Merger for the purpose of Rule 2.8 of the Takeovers Code. The Board has therefore established the Independent Board Committee comprising all of the independent non- executive Directors, being Mr. TANG Jianxin, Ms. XIANG Ling and Mr. LI Xuechen, to

advise the Independent H Shareholders as to: (a) whether the terms of the Merger are fair and reasonable for the purpose of the Takeovers Code; and (b) whether to vote in favour of or against the Merger at the EGM and the H Shareholders’ Class Meeting.

Gram Capital has been appointed as the Independent Financial Adviser, with the approval of the Independent Board Committee pursuant to Rule 2.1 of the Takeovers Code, to provide advice to it in respect of the Merger.

The Independent Financial Adviser has advised the Independent Board Committee that it considers that the Merger is fair and reasonable so far as the Independent H Shareholders are concerned. Accordingly, the Independent Financial Adviser advises the Independent Board Committee to recommend the Independent H Shareholders to vote in favour of the relevant resolutions which will be proposed at the EGM and the H Shareholders’ Class Meeting to approve the Merger.

The Independent Board Committee, having considered the principal factors and reasons considered by, and the advice of Gram Capital, considers the terms of the Merger to be fair and reasonable so far as the Independent H Shareholders are concerned. Accordingly, the Independent Board Committee recommends the Independent H Shareholders to vote in favour of the relevant resolution(s) to be proposed at the EGM and the H Shareholders’ Class Meeting to approve the Merger.

Shareholders are urged to read and consider carefully the recommendations of the Independent Board Committee and the advice of the Independent Financial Adviser as set out in the letter from the Independent Board Committee and the letter from the Independent Financial Adviser contained in the Composite Document.

EGM AND H SHAREHOLDERS’ CLASS MEETING

The EGM and H Shareholders’ Class Meeting are scheduled to be held at 9: 00 a.m. (or any adjournment thereof) and 9: 30 a.m. (or immediately following the conclusion of the EGM or any adjournment thereof) respectively on Monday, 21 July 2025 at Conference Room, 4/F, Administrative Building, Dongyangguang Scientific Park, No. 368 Zhen An Zhong Road, Chang’an County, Dongguan, Guangdong Province, the PRC.

The EGM and H Shareholders’ Class Meeting will be held for the purposes of considering, and if thought fit, passing resolutions to approve the Merger Agreement, the Merger and the relevant arrangements (including, where applicable, the Special Dividend).

Notices of the EGM and the H Shareholders’ Class Meeting are contained in the Composite Document. An announcement will be made by the Offeror and the Company in relation to the results of the EGM and the H Shareholders’ Class Meeting by no later than 7: 00 p.m. on Monday, 21 July 2025.

ENTITLEMENTS TO ATTEND AND VOTE AT THE EGM AND THE H SHAREHOLDERS’ CLASS MEETING

Shareholders who are entitled to attend and vote at the EGM and the H Shareholders’ Class Meeting are those whose names appear on the Company’s register of members on Monday, 21 July 2025. In order to be entitled to vote at the EGM and the H Shareholders’ Class Meeting, all transfers of H Shares accompanied by the respective transfer documents and relevant share certificates must be lodged with the H Share Registrar, Computershare Hong Kong Investor Services Limited, at Shops 1712–1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong no later than 4: 30 p.m. on Thursday, 17 July  2025.

CONDITIONS TO EFFECTIVENESS AND CONDITIONS TO IMPLEMENTATION

Shareholders, investors and potential investors in the securities of the Company should be aware that the Conditions to effectiveness must be fulfilled before the Merger Agreement becomes effective. The Merger Agreement becoming effective is therefore a possibility only. Further, Shareholders, investors and potential investors in the securities of the Company should be aware that the implementation of the Merger is subject to the Conditions to implementation set out in the Composite Document being satisfied or waived, as applicable. Neither the Offeror nor the Company provides any assurance that any or all Conditions can be fulfilled, and thus the Merger Agreement may or may not become effective or, if effective, may or may not be implemented or completed. If the Conditions are not fulfilled or if applicable, waived by the Long-stop Date, the Merger Agreement may be terminated by the relevant party as detailed in section headed ‘‘3. PRINCIPAL TERMS OF THE MERGER AGREEMENT’’ of the Letter from the Board in the Composite Document.

An announcement will be made by the Company in relation to the results of the EGM and the H Shareholders’ Class Meeting. Further announcement(s) will be made before/after the satisfaction or waiver, as appropriate, of the Conditions to effectiveness of the Merger Agreement and the Conditions to implementation of the Merger in accordance with the requirements of the Takeovers Code and the Listing Rules.

EXPECTED TIMETABLE

The expected timetable set out below is indicative only and may be subject to changes. Further announcement(s) will be made as and when appropriate. Unless otherwise expressly stated, references to times and dates are to Hong Kong times and dates.

Despatch Date of the Composite Document	Monday, 30 June 2025

Latest time for lodging transfers of H Shares in order to be entitled to attend and vote at the EGM and the H Shareholders’ Class Meeting	4: 30 p.m. on Thursday, 17 July 2025

Closure of registers for transfers of Shares for determination of the Shareholders entitled to attend and vote at the EGM and the H Shareholders’ Class Meeting	Friday, 18 July 2025 to Monday, 21 July 2025 (both dates inclusive)

Latest time for lodging proxy forms in respect of the EGM	9: 00 a.m. on Sunday, 20 July 2025

Latest time for lodging proxy forms in respect of the H Shareholders’ Class Meeting	9: 30 a.m. on Sunday, 20 July 2025

Record date for Shareholders for the EGM and the H Shareholders for the H Shareholders’ Class Meeting	Monday, 21 July 2025

EGM	9: 00 a.m. on Monday, 21 July 2025

H Shareholders’ Class Meeting	9: 30 a.m. on Monday, 21 July 2025 or immediately after the conclusion of the EGM or any adjournment thereof on Monday, 21 July 2025

Announcement of the results of the EGM and the H Shareholders’ Class Meeting published on the Stock Exchange’s website and the Company’s website	by 7: 00 p.m. on Monday, 21 July 2025

Expected date for all Conditions to effectiveness to be satisfied(1)	Monday, 21 July 2025

Announcement of the satisfaction of all Conditions to effectiveness, last day for dealings in H Shares and expected date of withdrawal of listing of H Shares(1)	Monday, 21 July 2025

Resumption of registers for transfer of Shares	Tuesday, 22 July 2025

Declaration Period	the business hours from 9: 00 a.m. to 4: 30 p.m. on Wednesday, 23 July 2025

Last time for dealings in H Shares	4: 10 p.m. on Tuesday, 29 July 2025

Each of the Offeror and the Company notifies its creditors and makes a public announcement of the Merger pursuant to the PRC Company Law	within 10 days (i.e. by Thursday, 31 July 2025) (for notice to creditors) and 30 days (i.e. by Wednesday, 20 August 2025) (for the announcement) following the EGM and the H Shareholders’ Class Meeting

Latest time for lodging transfers of legal title in H Shares in order to be entitled to receive Offeror H Shares	4: 30 p.m. on Friday, 1 August 2025

Latest time for lodging transfers of H Shares in order to be entitled to receive the Special Dividend	4: 30 p.m. on Friday, 1 August 2025

Closure of registers of members of the Company	From Monday, 4 August 2025 onwards

Share Exchange Record Date	Monday, 4 August 2025

Special Dividend Record Date	Monday, 4 August 2025

Announcement on the withdrawal of listing of H Shares	at or before 8: 30 a.m. on Tuesday, 5 August 2025

Expected date and time of withdrawal of listing of H Shares	4: 00 p.m. on Tuesday, 5 August 2025

Offeror H Share certificates to be despatched on(2, 3)	Wednesday, 6 August 2025

Share Exchange Date(3)	Thursday, 7 August 2025

Dealings in the Offeror H Shares on the Stock Exchange expected to commence at(3)	9: 00 a.m. on Thursday, 7 August 2025

Announcement that all the Conditions to implementation are satisfied (or waived, as applicable)(1)	Thursday, 7 August 2025

End of the period during which creditors may request the Offeror and the Company to pay off their respective indebtedness or provide guarantees	Within 30 days after the receipt of notice by creditors or 45 days after the issue of announcement to creditors if the aforesaid notice has not been received by creditors (whichever is the latest) (i.e. by Saturday, 4 October 2025)

Period during which Dissenting Shareholders may file lawsuit with the People’s Court in the PRC if an agreement cannot be reached with the Company over the acquisition of their Shares by Friday, 19 September 2025(4)	Friday, 19 September 2025 to Sunday, 19 October 2025

Notes:

(1)	The Offeror and the Company will jointly publish announcement(s) when or as soon as reasonably practicable after all Conditions to effectiveness have been satisfied and the Conditions to implementation have been satisfied or waived, as appropriate.

(2)	In compliance with Rule 20.1(a) of the Takeovers Code, upon the Merger becoming unconditional, the Offeror H Shares will be issued by the Offeror to the Share Exchange Shareholders as soon as possible but in any event within seven Business Days after the Merger becoming unconditional. The Offeror H Share certificates are expected to be despatched to the Share Exchange Shareholders on Wednesday, 6 August 2025. The Offeror H Share certificates will not become valid unless the formal letter of approval for the Listing is obtained and the Listing has become effective. In the event that the approval for the Listing is not obtained on or before Monday, 4 August 2025, the Offeror H Share certificates will not become valid, dealings in the Offeror H Shares on the Stock Exchange will not commence on Thursday, 7 August 2025 and the listing of the H Shares will also not be withdrawn at 4:00 p.m. on Tuesday, 5 August 2025. In such event, the Offeror and the Company will make an announcement of the above as soon as possible. Investors who trade in the Offeror H Shares prior to the receipt of the Offeror H Share certificates or prior to the Offeror H Share certificates becoming valid do so entirely at their own risk.

(3)	If any severe weather condition is in force in Hong Kong:

(a)	at any local time before 12: 00 noon but no longer in force at or after 12: 00 noon on the latest date for the despatch of the Offeror H Share certificates, the latest date for the despatch of the Offeror H Share certificates will remain on the same Business Day; or

(b)	at any local time at or after 12: 00 noon on the latest date for the despatch of the Offeror H Share certificates, the latest date for the despatch of the Offeror H Share certificates, the Share Exchange Date and the date on which dealings in the Offeror H Shares on the Stock Exchange are expected to commence will be rescheduled to the next Business Day which does not have any of those warnings in force at 12: 00 noon and/or thereafter (or another Business Day thereafter that does not have any severe weather condition at 12: 00 noon or thereafter).

For the purpose of the timetable above, ‘‘severe weather’’ refers to the scenario where typhoon signal No.8 or above, a black rainstorm warning (as issued by the Hong Kong Observatory), or the ‘‘extreme conditions’’ warning (as announced by the Hong Kong Government) is in force in Hong Kong.

(4)	According to the PRC Company Law, if any Dissenting Shareholder and the Company cannot reach an agreement on the acquisition of their Shares within 60 days of the date of the resolutions relating to the Merger are made at the EGM and the H Shareholders’ Class Meeting, the Dissenting Shareholder may file a lawsuit with the People’s Court in the PRC within 90 days of the date of the resolutions.

WARNING: The Listing is conditional upon, among other things, the effectiveness of the Merger Agreement. The Conditions to effectiveness must be fulfilled before the Merger Agreement becomes effective. The Merger Agreement becoming effective is therefore a possibility only. Further, Shareholders, investors and potential investors in the securities of the Company should be aware that the implementation of the Merger is subject to the Conditions to implementation set out in the Joint Announcement being satisfied or waived, as applicable. Neither the Offeror nor the Company provides any assurance that any or all Conditions can be fulfilled, and thus the Merger Agreement may or may not become effective or, if effective, may or may not be implemented or completed. Shareholders, investors and potential investors in the securities of the Company should therefore exercise caution when dealing in the securities of the Company. Persons who are in doubt as to the action to take and the implications arising from the Merger should consult their stockbroker, bank manager, solicitor or other professional advisers (including tax adviser regarding the tax consequences of the cancellation of the Shares and the implementation of the Merger).

NOTICE TO U.S. H SHAREHOLDERS

The Merger will be implemented by way of a merger by absorption provided for under the laws of the PRC, which will involve the exchange of securities of two companies incorporated in the PRC with limited liability and the cancellation of the securities of a company incorporated in the PRC with limited liability. The Merger is subject to Hong Kong disclosure requirements, which are different from those of the United States. The financial information included in the Company’s announcements and the Composite Document has been prepared in accordance with IFRS and thus may not be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

U.S. H Shareholders may encounter difficulty enforcing their rights and any claims arising out of the U.S. federal securities laws, as the Offeror and the Company are located in a country outside the United States and some or all of their respective officers and directors may be residents of a country other than the United States. U.S. H Shareholders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, U.S. H Shareholders may encounter difficulty compelling a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

In accordance with the Takeovers Code and Rule 14e-5(b) of the U.S. Exchange Act, CICC and its affiliates may continue to act as exempt principal traders in the Shares on the Stock Exchange. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices, provided that any such purchase or arrangement complies with applicable law, including but not limited to the Takeovers Code, and is made outside the United States. Any information about such purchases will be reported to the SFC in accordance with the requirements of the Takeovers Code and, to the extent made public by the SFC, will be available on the website of the SFC at http://www.sfc.hk and the Stock Exchange at www.hkexnews.hk.

By order of the board of Sunshine Lake Pharma Co., Ltd. ZHANG Yingjun Chairman	By order of the board of YiChang HEC ChangJiang Pharmaceutical Co., Ltd. TANG Xinfa Chairman

Hubei, the PRC

30 June 2025

As at the date of this joint announcement, the Offeror’s directors are Dr. ZHANG Yingjun, Dr. LI Wenjia, Mr. ZHANG Yushuai, Mr. TANG Xinfa, Mr. ZHU Yingwei, Mr. ZENG Xuebo, Ms. DONG Xiaowei, Ms. WANG Lei, Dr. LI Xintian, Dr. MA Dawei, Dr. YIN Hang Hubert and Dr. LIN Aimei. The directors of the Offeror jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to the Company or the Directors in their capacity as such) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the Company or the Directors in their capacity as such) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any of the statements in this joint announcement misleading.

As at the date of this joint announcement, the Board consists of Mr. JIANG Juncai, Mr.  WANG Danjin, Mr. LI Shuang and Mr. CHEN Hao as executive Directors; Mr. TANG Xinfa as non-executive Director; and Mr. TANG Jianxin, Ms. XIANG Ling and Mr. LI Xuechen as independent non-executive Directors. The Directors jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to the Offeror or its directors in their capacity as such) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the Offeror or its directors in their capacity as such) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any of the statements in this joint announcement misleading.